Exhibit 99.0

Capital One Master Trust Aggregated Data for 2004

Defaults	$2,126,328,696.94

Total Collections	$68,804,243,809.56

Collections of Principal Receivables	$61,757,056,007.40

Collection of Finance Charge Receivables (includes amortization of annual membership fees)	$7,139,181,791.47

Annual Servicing Fee Paid by each publicly registered series	$305,364,206.55

Aggregate amount paid to Certificateholders of publicly registered series allocable to principal	$2,695,000,000.00

Class A Investor Charge-Offs	$—

Class B Investor Charge-Offs	$—

Class C Investor Charge-Offs	$—